                                             Registration No. 33-


                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C. 20549

                               FORM S-3
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933


                   SOUTH CAROLINA ELECTRIC & GAS COMPANY
           (Exact Name of Registrant as Specified in Its Charter)

                             South Carolina
        (State or Other Jurisdiction of Incorporation or Organization)


                               57-0248695
                 (I.R.S. Employer Identification Number)


                           1426 Main Street
                    Columbia, South Carolina 29201
                            (803) 748-3000
(Address, Including Zip Code and Telephone Number, Including Area Code, of
                  Registrant's Principal Executive Offices)

                             H. T. Arthur
                   Vice President and General Counsel
                           SCANA Corporation
               c/o South Carolina Electric & Gas Company
                           1426 Main Street
                    Columbia, South Carolina 29201
                            (803) 376-8547
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                          of Agent For Service)


                           With copies to:

           John W. Currie, Esq.                Kevin Stacey, Esq.
         McNair Law Firm, P. A.                Reid & Priest, LLP
    1301 Gervais Street, 17th Floor           40 West 57th Street
    Columbia, South Carolina  29201        New York, New York  10019
            (803) 799-9800                       (212) 603-2000

     Approximate date of commencement of proposed sale to the public: After the effective date of the Registration Statement, as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act
registration statement number of the earlier effective
registration statement of the same offering.  ( )               .

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
( )             .

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )



                    CALCULATION OF REGISTRATION FEE

                                Proposed   Proposed
 Title of each                  maximum    maximum
    class of        Amount      offering   aggregate       Amount of
   securities       to be        price     offering      Registration
to be registered  registered    per unit*   price*            fee


 $100 Par Value
   Cumulative
 Preferred Stock  1,000,000      $100     $100,000,000    $30,303


* Determined solely for the purpose of calculating the Registration fee.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               SUBJECT TO COMPLETION DATED APRIL  , 1997

                        PROSPECTUS SUPPLEMENT
                        (To Prospectus Dated
                                  , 1997)


                                    Shares


                South Carolina Electric & Gas Company


       ___% Cumulative Preferred Stock, Par Value $100 Per Share



     The ___% Cumulative Preferred Stock, par value $100 per share (the "Offered Preferred"), offered hereby will be redeemable, in whole or in part, at any time after _____ __, 2007, at the option of South Carolina Electric & Gas Company upon at least 30 days notice at prices set forth herein, plus accrued and unpaid dividends to the date of redemption. The amount of dividends payable in respect of the Offered Preferred will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended, in respect of the dividends-
received deduction.  See "    % Cumulative Preferred Stock -
Dividends on Offered Preferred" herein.


       The Offered Preferred will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Offered Preferred will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in this Prospectus Supplement or in the accompanying Prospectus, Offered Preferred in certificated form will not be issued in exchange for the global certificates. See "Description of New Preferred Stock - Book-Entry Only" in the accompanying Prospectus.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
    ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
      OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
       ACCOMPANYING PROSPECTUS.  ANY REPRESENTATION TO
             THE CONTRARY IS A CRIMINAL OFFENSE.



                                         Underwriting
                            Price to     Discounts and      Proceeds to
                            Public (1)   Commissions (2)    Company (3)


Per Share . . . . . . .     $            $                  $
Total . . . . . . . . .     $            $                  $

(1)   Plus accrued dividends from date of original issuance.
(2)   See "Underwriting."
(3)   Before deducting expenses estimated at $        which are payable by the
      Company.

     The shares of Offered Preferred are offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to reject orders in whole or in part. It is expected that delivery of the Offered Preferred will be made only in book-entry form
through the facilities of DTC on or about         , 1997 against
payment therefor in immediately available funds.



                        PaineWebber Incorporated



 The date of this Prospectus Supplement is          , 1997.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus Supplement and accompanying Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE OFFERED PREFERRED. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF THE OFFERED PREFERRED TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                          PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by reference to the more detailed information set forth in and incorporated by reference in the Prospectus and in this Prospectus Supplement.


                             The Company

Business..............................      Electric and natural gas utility
                                            operations in South Carolina

Electric and Gas Service Areas........      Central, southern and southwestern
                                            South Carolina

Population of Service Area
  (at December 31, 1996)..............      Approximately 2.4 million

Customers (at December 31, 1996)
   Electric...........................      493,346
   Gas................................      248,496

1996 Electric Energy Sources..........      Coal, 50%; Nuclear, 23%;
                                            Purchased Power and Hydro, 27%

                               The Offering

Preferred Stock to be Offered.........                Shares    % Cumulative
                                            Preferred Stock, Par Value $100
                                            Per Share (the "Offered Preferred")

Use of Proceeds.......................      To reduce short-term indebtedness,
                                            to refinance senior securities,
                                            and for general corporate purposes

                                     Summary Financial Information
                  (Dollar amounts in millions, except per share amounts)
                                        (unaudited)

                                                            Year Ended
                                         December 31,       December 31,     December 31,
                                             1996               1995             1994


Consolidated Statements of Income Data:
  Operating Revenues.................... $1,344,597         $1,211,087       $1,181,274
  Operating Income......................    285,525            255,854          230,418
  Income Before Interest Charges........    289,645            265,407          237,689
  Interest Charges......................     99,163             96,222           85,646
  AFC (includes allowance for both
    equity and borrowed funds)..........      9,408             20,962           14,893
  Net Income............................    190,482            169,185          152,043
Net Utility Plant.......................  3,196,897          3,157,657        2,998,132


                                                     As of December 31, 1996
                                      Actual     Percentage    Adjusted(1)   Percentage(1)
                                        (Thousands of Dollars, Except Percentages)
                                                     (Unaudited)

Capitalization:

  Long-Term Debt (2).............  $1,276,758      46.3%       $1,276,758
  Cumulative Preferred Stock
    (not subject to purchase or
    sinking funds)...............      26,027       0.9
  Cumulative Preferred Stock
    (subject to purchase or
    sinking funds)(3)............      43,014       1.6            43,014
  Common Stock Equity............   1,413,462      51.2         1,413,462
    Total........................  $2,759,261     100.0%




(1)   Gives effect to the sale of     shares of the Offered Preferred.
(2)   Excludes current portion of long-term debt of $42,755,000.
(3)   Excludes current portion of preferred stock of $2,432,000.



              RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                     AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the historical ratio of earnings to combined fixed charges and preferred stock dividends of South Carolina Electric & Gas Company (the "Company") for each of the periods presented:

                                  Years Ended December 31,


      1996            1995            1994            1993           1992

      3.61            3.25            3.26            3.34           2.55

For purposes of this ratio, earnings represent net income plus taxes and fixed charges. Fixed charges represent interest charges and the estimated interest portion of annual rentals.

                         % CUMULATIVE PREFERRED STOCK

     The following information concerning the Offered Preferred should be read in conjunction with the statements under "Description of New Preferred" in the accompanying Prospectus.
Capitalized terms not defined in this Prospectus Supplement are used as defined in the accompanying Prospectus.

     Dividends on Offered Preferred.  Dividends on the Offered
Preferred will be payable at the rate of    % per share per
annum, subject to adjustment as described below. The first dividend on the shares of Offered Preferred will be payable on
       , 1997 to shareholders of record on             , 1997.
     Legislation has been introduced in the United States Congress that may affect holders of the Offered Preferred which are corporations. Such legislation, as introduced, would reduce the dividends-received deduction applicable to the Offered Preferred held by such holders from 70% to 50%. The Company cannot predict whether this legislation will be enacted into law.

     If, prior to 18 months after the date of the original issuance of the Offered Preferred, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), certain adjustments may be made in respect of the dividends payable by the Company, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) may become payable, as described below.

     The amount of each dividend payable (if declared) per share of Offered Preferred for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):


                          1-.35(1-.70)
                          1-.35(1-DRP)


     For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50.
No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Offered Preferred, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in this Prospectus Supplement and the accompanying Prospectus mean dividends as adjusted by the DRD Formula. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

     Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payment date, will be payable (if declared) to holders of Offered Preferred on the record date applicable to the next succeeding dividend payment date or, if the Offered Preferred is called for redemption prior to such record date, to holders of Offered Preferred on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

     If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the Offered Preferred (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Offered Preferred on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Offered Preferred on the record date following the date of enactment) or, if the Offered Preferred is called for redemption prior to such record date, to holders of Offered Preferred on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date) over (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date. The Company will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Offered Preferred, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

     Notwithstanding the foregoing, no adjustment in the dividends payable by the Company shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Company, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Offered Preferred that reduces the Dividends-Received Percentage.

     In the event that the amount of dividends payable per share of the Offered Preferred is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Company will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of Offered Preferred.

     Optional Redemption. The Offered Preferred is not subject to any mandatory redemption, sinking fund or other similar
provisions.  On  or  after              , 2007, the Company, at
its option, may redeem the Offered Preferred, in whole or in part, at any time or from time to time, out of funds legally available therefor, at the redemption price of $100.00 per share plus an amount equal to dividends (whether or not declared) accrued but not previously paid to but excluding the date of such redemption, including any adjustments in dividends payable due to changes in the Dividends-Received Percentage. If less than all of the outstanding shares of the Offered Preferred are to be redeemed, the shares to be redeemed will be selected from the outstanding shares not previously called for redemption by lot or in such other manner as the Company may determine, by a bank or trust company selected for such purpose by the Company.

     The Company will give notice of any such redemption by mail to holders of Offered Preferred not less than 30 nor more than 60 days prior to the date designated therein as the date fixed for such redemption. Such notice shall state that such shares of Offered Preferred will be redeemed at the redemption price aforesaid and on the date specified in such notice, upon surrender for cancellation, at the place designated and in the manner set forth in such notice, of the certificates representing the shares of Offered Preferred to be redeemed.

     From and after the date of redemption specified in such notice (unless default shall be made by the Company in providing moneys for the payment of the redemption price), all dividends on the shares of Offered Preferred so called for redemption shall cease to accrue and, from and after said date (unless default shall be made by the Company as aforesaid), or, if the Company shall so elect, from and after the date (prior to the date of redemption so specified) on which the Company shall provide the moneys for the payment of the redemption price by depositing the amount thereof with a bank or trust company doing business in the Borough of Manhattan, City and State of New York, and having a capital and surplus of at least $5,000,000, provided that the notice of redemption shall have stated the intention of the Company to deposit such amount on a date in such notice specified, all rights of the holders of the shares so called for redemption as stockholders of the Company, except only the right to receive the redemption price then due, shall cease and determine.


                          UNDERWRITING

     PaineWebber Incorporated (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriter (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriter, the Offered Preferred at the price set forth on the cover page of this Prospectus Supplement.

     The Underwriting Agreement provides that the obligation of the Underwriter to purchase the shares of Offered Preferred is subject to certain conditions. The Underwriter is obligated to purchase all of the shares of Offered Preferred if any are purchased.

     The Underwriter proposes to offer the shares of Offered Preferred to the public at the offering price set forth on the cover page of this Prospectus Supplement and to selected dealers at such price less a concession not in excess of $____ per share, and the Underwriter and such dealers may reallow a concession not in excess of $____ per share to other dealers. After the public offering of the Offered Preferred, the public offering price, concession to selected dealers and reallowance to other dealers may be changed by the Underwriter.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
Act of 1933, as amended, or to contribute to payments that the Underwriter may be required to make in respect thereof.

     Until the distribution of the Offered Preferred is completed, rules of the Commission may limit the ability of the Underwriter and certain selling group members to bid for and purchase the Offered Preferred. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the Offered Preferred. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Offered Preferred.

     If the Underwriter creates a short position in the Offered Preferred in connection with the offering, i.e., if it sells more shares of Offered Preferred than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing the Offered Preferred in the open market.

     The Underwriter may also impose a penalty bid on certain selling group members. This means that if the Underwriter purchases shares of Offered Preferred in the open market to reduce the Underwriter's short position or to stabilize the price of the Offered Preferred, it may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Preferred. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                    SUBJECT TO COMPLETION DATED APRIL  , 1997

                                    1,000,000 Shares

                          South Carolina Electric & Gas Company

                  Cumulative Preferred Stock, Par Value $100 Per Share



     South Carolina Electric & Gas Company (the "Company") may offer, from time to time, up to 1,000,000 shares of Cumulative Preferred Stock, par value $100 per share (the "New Preferred Stock"), in one or more series. The New Preferred Stock may be offered in separate series, in amounts, at prices and on terms to be determined at the time or times of sale.

     For each offering of New Preferred Stock for which this Prospectus is being delivered (the "Offered Preferred"), there is an accompanying Prospectus Supplement that sets forth the number of shares, public offering price, dividend rate (or method of calculation thereof), redemption terms and any other special terms of the Offered Preferred, as well as any planned listing thereof on a securities exchange (although no assurance can be given as to the liquidity of, or the trading market for, any shares of Offered Preferred).

     The Company may sell the New Preferred Stock to or through underwriters or dealers, directly to other purchasers or through agents. The names of any underwriters, dealers or agents involved in the distribution of the Offered Preferred, any applicable discounts, commissions or allowances, any initial public offering price and the proceeds to the Company from the sale of the Offered Preferred are set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

     Unless otherwise specified in the accompanying Prospectus Supplement, each series of New Preferred Stock will be represented by one or more global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the New Preferred Stock will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein or the accompanying Prospectus Supplement, New Preferred Stock in certificated form will not be issued in exchange for the global certificates. See "Description of New Preferred Stock - Book-Entry Only" herein.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
               SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
                ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
                 OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                           THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this Prospectus is          , 1997.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   AVAILABLE  INFORMATION

     South Carolina Electric & Gas Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, D.C. 20549, at prescribed rates. The Company's 5% Cumulative Preferred Stock, par value $50 per share, is listed for trading on The New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company may also be inspected at the offices of such Exchange at 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The address of the Commission Web site is http://www.sec.gov.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following document, filed with the Commission by the Company pursuant to the Exchange Act (File No. 1-3375), is incorporated herein by reference:

      The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the 1,000,000 shares of the Company's Preferred Stock, $100 par value per share, offered hereby (the "New Preferred Stock") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated by reference in this reference to such documents. Written or telephone requests for such copies should be directed to H. John Winn, III, Manager - Investor Relations and Shareholder Services, SCANA Corporation, Columbia, South Carolina 29218, telephone number (803) 748-3240.

                          THE COMPANY

     The Company, a wholly-owned subsidiary of SCANA Corporation ("SCANA"), is a regulated utility engaged in the generation, transmission, distribution and sale of electricity and in the purchase and sale, primarily at retail, of natural gas in South Carolina. The Company also renders urban bus service in the metropolitan area of Columbia, South Carolina. The Company's electric service area covers over 15,000 square miles and extends into 24 counties in central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 30 counties of the 46 counties in South Carolina. The total population of the Company's combined electric and gas service area is approximately 2.4 million. The Company is a South Carolina corporation organized in 1924 and has its principal executive offices at 1426 Main Street, Columbia, South Carolina 29201, telephone number (803) 748-3000.

                         USE OF PROCEEDS

     The net proceeds from the sale of the New Preferred Stock will be used to reduce short-term indebtedness incurred for the Company's construction program, to refinance senior securities and for general corporate purposes.

                DESCRIPTION OF NEW PREFERRED STOCK

     The following statements constitute brief summaries of certain provisions of the Company's Restated Articles of Incorporation, as amended, and of the proposed Articles of Amendment (the "Proposed Articles of Amendment") establishing and designating the New Preferred Stock and fixing and determining the relative rights and preferences thereof. Such summaries do not purport to be complete and are qualified in their entirety by reference to the above documents, which are filed as exhibits to the Registration Statement. References following the paragraphs below are to Sections of Article V of the Company's Restated Articles of Incorporation, as amended, or the Proposed Articles of Amendment.

     General. The Company's authorized preferred stock (the "Preferred Stock") consists of 2,000,000 shares of Preferred Stock of the par value of $25 per share, none of which is outstanding, 724,548 shares of Preferred Stock of the par value of $50 per share authorized prior to May 19, 1976, of which 593,292 shares were outstanding on February 28, 1997, 1,750,000 shares of Preferred Stock of the par value of $100 per share, of which 400,480 shares were outstanding on February 28, 1997 and 1,000,000 shares of Preferred Stock of the par value of $50 per share authorized on May 19, 1976, none of which is outstanding. The Preferred Stock ranks senior to the Company's common stock, par value $4.50 per share ("Common Stock"), with respect to dividends and assets. All series of Preferred Stock are of equal rank and are identical except as to par value, dividend rate, redemption, amounts payable in the event of voluntary and involuntary liquidation, sinking or purchase funds, convertibility and voting rights.

     Dividend Rights. The holders of Preferred Stock of all series are entitled to receive cumulative dividends, when and as declared by the Board of Directors, at the rates determined for the respective series, before any dividends may be declared or paid on the Common Stock. Dividends on a series of New Preferred Stock for which this Prospectus is being delivered (the "Offered Preferred") will be payable at the annual rate per share set forth in the accompanying Prospectus Supplement on the first days of January, April, July and October in each year, commencing on the date set forth in the Prospectus Supplement, and such dividends will be cumulative from the date of initial issuance of the Offered Preferred. (Section C; Proposed Articles of Amendment.)

     Voting Rights. Except as otherwise provided by law or as set forth below under "Special Rights of the Preferred Stock," the holders of Preferred Stock have no right to vote. The holders of all series of Preferred Stock, voting as a single class, are entitled, if and whenever four quarterly dividends on the Preferred Stock are unpaid in whole or in part, to elect a majority of the Board of Directors. With respect to all matters as to which holders of Preferred Stock are entitled to vote, holders of Preferred Stock of the par value of $25 per share are entitled to one-quarter of one vote per share, holders of the class of Preferred Stock of the par value of $50 per share authorized on May 19, 1976 are entitled to one-half of one vote per share and holders of Preferred Stock of the par value of $100 per share (including the New Preferred Stock) and holders of the class of Preferred Stock of the par value of $50 per share authorized prior to May 19, 1976 are entitled to one vote per share held. The voting rights of the holders of Preferred Stock continue until all accumulated and unpaid dividends have been paid in full. (Section F.)

     Liquidation Rights. Holders of the New Preferred Stock will be entitled to receive $100 per share upon any involuntary liquidation, dissolution or winding up of the Company, and the then applicable redemption price upon any voluntary liquidation, dissolution or winding up (not including a consolidation or merger of the Company with or into another corporation or the sale or transfer of substantially all of the assets of the Company), in each case together with all accrued and unpaid dividends thereon, before any amount may be paid to the holders of Common Stock. If the assets of the Company are insufficient to permit the payment of the full preferential amounts to which the holders of all series of Preferred Stock are then entitled, all such assets will be distributed ratably among the holders of all outstanding series of Preferred Stock, without preference or priority as between series, in proportion to the full preferential amounts to which the holders of the respective series are entitled. (Section D.)

     Special Rights of the Preferred Stock. The consent of the holders of at least two-thirds of the total voting power of the outstanding Preferred Stock is required to (a) create or issue any additional shares of stock, in addition to the shares which the Company is then authorized to issue, which would rank equally with or prior to the Preferred Stock or authorize any increase of the Preferred Stock now authorized, or (b) amend the Company's charter so as to change, alter or repeal any provisions relating to the preferences, voting powers, restrictions or qualifications of any series of Preferred Stock (provided that if such amendment adversely affects the rights and preferences of one or more but not all of the outstanding series of Preferred Stock, the consent of the holders of at least two-thirds of the total voting power of each series so affected is also required). The Company may not be a party to any merger or consolidation and may not sell, lease or otherwise transfer (except by mortgage or pledge) all or the greater part of its assets without the consent of the holders of a majority of the total voting power of the Preferred Stock and of the holders of a majority of the Common Stock then outstanding, voting by classes, and the consent of the holders of two-thirds of the total voting power of the then outstanding Preferred Stock and holders of the then outstanding Common Stock voting together as a single class with the holders of the Preferred Stock entitled to 20 times the vote per share as set out in "Voting Rights" above and the holders of the Common Stock entitled to one vote per share. The consent of the holders of a majority of the total voting power of the Preferred Stock then outstanding is required for the issuance or assumption of unsecured indebtedness in excess of the greater of $8,000,000 or 10% of the aggregate of the Company's secured indebtedness, capital and surplus, except for the purposes of refunding outstanding unsecured indebtedness, redeeming or retiring all Preferred Stock then outstanding, or reimbursing the Company for the redemption or retirement of all outstanding shares of one or more series of Preferred Stock. (Section G.)

    Restrictions on Issuance of Stock. The Company's Restated Articles of Incorporation, as amended, prohibit the issuance of additional shares of Preferred Stock without the consent of the holders of at least two-thirds of the total voting power of the shares then outstanding, unless net earnings available for the payment of interest charges on the Company's indebtedness (as therein defined) for the 12 consecutive months immediately preceding the month of issuance shall have been at least one and one-half times the aggregate of interest charges on indebtedness and the dividend requirements on all shares of Preferred Stock to be outstanding (the "Preferred Stock Ratio"). For the 12 months ended December 31, 1996, the Preferred Stock Ratio was 3.61.
     In addition, so long as any shares of Preferred Stock are outstanding, the Company may not, without the consent of the holders of at least two-thirds of the total voting power of the Preferred Stock then outstanding, issue any additional shares of Preferred Stock, unless the aggregate of the capital of the Company applicable to the Common Stock and the surplus of the Company is not less than the amount payable upon involuntary dissolution to the holders of Preferred Stock to be outstanding immediately following such proposed issue. (Section G.)

     Sinking Fund. The New Preferred Stock will not be entitled to any sinking or purchase fund.

     Optional Redemption. The redemption provisions applicable to any series of New Preferred Stock will be set forth in the applicable Prospectus Supplement. Any such redemption will be subject to the limitations referred to under "Limitations on Redemption" below.

     Limitations on Redemption. At any time when dividends have not been paid in full or declared and set apart for payment on all series of Preferred Stock, the Company may not redeem any shares of Preferred Stock, unless all shares of Preferred Stock then outstanding are redeemed or purchase or otherwise acquire for value any shares of Preferred Stock except in accordance with an offer made to all holders of Preferred Stock. The Company may not redeem any shares of Preferred Stock (unless all shares of Preferred Stock then outstanding are redeemed) or purchase or otherwise acquire for value any shares of Preferred Stock except out of moneys set aside as purchase funds or sinking funds for one or more series of Preferred Stock, at any time when it is in default under the provisions of the Purchase Fund or Sinking Fund for any series of Preferred Stock.

     Miscellaneous. Holders of the Preferred Stock do not have any pre-emptive rights or conversion rights. The New Preferred Stock, when issued and sold as set forth herein, will be validly issued, fully paid and non-assessable; and the holders thereof will not be subject to liability for further calls or assessments by the Company.

     Book Entry Only. Unless otherwise set forth in the Prospectus Supplement with respect to a series of Offered Preferred, the Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the New Preferred Stock. The New Preferred Stock will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered New Preferred Stock certificate will be issued for the New Preferred Stock of each series, in the aggregate principal amount of such issue, and will be deposited with DTC.

             DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve
System, a "clearing corporation" within the meaning of the New
York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.
Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct
Participants and by The New York Stock Exchange, Inc., the
American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to
DTC and its Participants are on file with the Commission.

             Purchases of New Preferred Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Preferred Stock on DTC's records. The ownership interest of each actual purchaser of New Preferred
Stock ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in New
Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.
Beneficial Owners will not receive certificates representing their ownership interests in New Preferred Stock, except in the event that use of the book-entry system for the New Preferred
Stock is discontinued.

             To facilitate subsequent transfers, all New Preferred Stock deposited by Participants with DTC is registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New
Preferred Stock with DTC and its registration in the name of Cede
& Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Preferred
Stock; DTC's records reflect only the identity of the Direct
Participants to whose accounts such New Preferred Stock is credited, which may or may not be the Beneficial Owners. The
Participants will remain responsible for keeping account of their holdings on behalf of their customers.

             Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect
Participants, and by Direct Participants and Indirect
Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

             Redemption notices shall be sent to Cede & Co. If less than all of the New Preferred Stock is being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct
Participant in the New Preferred Stock to be redeemed.

             Neither DTC nor Cede & Co. will consent or vote with respect to the New Preferred Stock. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer of securities deposited with DTC as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct
Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus
Proxy).

             Dividend payments on the New Preferred Stock will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of the Company, disbursement of such payments to Direct
Participants shall be the responsibility of DTC and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

             DTC may discontinue providing its services as securities depository with respect to the New Preferred Stock at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, New Preferred Stock certificates are required to be printed and delivered.

             The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, New Preferred Stock certificates will be printed and delivered.

             The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                       PLAN OF DISTRIBUTION

     The New Preferred Stock may be sold (i) by selecting and negotiating with a managing underwriter or underwriters for the sale, (ii) by a sale directly to a limited number of purchasers or to a single purchaser or (iii) through agents.

     The Prospectus Supplement sets forth the manner and terms of the offering of the Offered Preferred, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Offered Preferred, the proceeds to the Company from the sale of the Offered Preferred, any initial public offering price, any underwriter discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     Underwriters, dealers and agents who participate in the distribution of the Securities, and their officers, directors and controlling persons, may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities including liabilities under the Securities Act or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect of such liabilities.

     Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the Offered Preferred will be subject to certain conditions precedent and such underwriter or underwriters with respect to the sale of such Offered Preferred will be obligated to purchase all of such Offered Preferred if any are purchased.

     The Prospectus Supplement sets forth any planned listing of the Offered Preferred on a national securities exchange and indicates whether any underwriters, dealers or agents intend to make a market in the Offered Preferred as permitted by applicable laws and regulations. No assurance can be given as to the liquidity of or the trading market for any Offered Preferred.

                           LEGAL OPINIONS

     Certain legal matters in connection with the validity of the New Preferred Stock offered hereby are being passed upon for the Company by McNair Law Firm, P.A., Columbia, South Carolina, and by H. T. Arthur, Esq. of Columbia, South Carolina, who is General Counsel and a full-time employee of SCANA, and for any underwriters, dealers, purchasers or agents by Reid & Priest LLP, New York, New York. Reid & Priest LLP will rely on the opinion of H. T. Arthur, Esq. with respect to matters of South Carolina law.

                              EXPERTS

     The consolidated financial statements for the year ended December 31, 1996 incorporated in this Prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and is incorporated herein by reference, and have been so incorporated in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

     No person has been authorized
to give any information or to make any
representation in connection with this
offering other than those contained in                            Shares
this Prospectus Supplement or the
Prospectus and, if given or made,
such other information and representation
must not be relied upon as having been
authorized by the Company or the
Underwriter.  Neither the delivery of
this Prospectus Supplement or the                   SOUTH CAROLINA ELECTRIC
Prospectus nor any sale made here-                       & GAS COMPANY
under shall, under any circumstances,
create any implication that there has
been no change in the affairs of the
Company since the date hereof or that
the information contained herein is
correct as of any time subsequent                            % Cumulative
to its date.  The Prospectus                              Preferred Stock,
Supplement and Prospectus do                               Par Value $100
not constitute an offer to sell or                           Per Share
a solicitation of an offer to buy
any securities other than the
registered securities to which it
relates.  The Prospectus Supplement
and Prospectus do not constitute an
offer to sell or a solicitation of
an offer to buy such securities in
any circumstances in which such offer
or solicitation is unlawful.
                                                        PROSPECTUS SUPPLEMENT

        TABLE OF CONTENTS

      Prospectus Supplement

                                  Page
Prospectus Summary . . . . . . .  S-3
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends. . . . . . . .  S-4
   % Cumulative Preferred Stock.  S-5
Underwriting . . . . . . . . . .  S-7

          Prospectus                                  PaineWebber Incorporated

Available Information . . . . . .   2
Incorporation of Certain Documents
  by Reference. . . . . . . . . .   2
The Company . . . . . . . . . . .   3                                , 1997
Use of Proceeds. . . . . . . . . .  3
Description of New Preferred
  Stock. . . . . . . . . . . . . .  3
Plan of Distribution . . . . . . .  7
Legal Opinions . . . . . . . . . .  7
Experts. . . . . . . . . . . . . .  8

                                PART II

                         INFORMATION NOT REQUIRED
                               IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Securities and Exchange Commission filing fee....... $ 30,303

         Printing Registration Statement, Prospectus Exhibits
         and Miscellaneous...................................    5,000#

         Blue Sky and Legal fees.............................   50,000#

         Rating Agency fees..................................    5,000#

         Accounting services.................................   10,000#

         Miscellaneous.......................................    8,000#

           Total............................................. $108,303#

# Estimated

Item 15. Indemnification of Directors and Officers

     The South Carolina Business Corporation Act of 1988 permits, and the Registrant's By-Laws require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's By-Laws require indemnification of directors and officers with respect to expenses actually and necessarily incurred by them in connection with the defense or settlement of any action, suit or proceeding in which they are made parties by reason of having been a director or officer, except in relation to matters as to which they shall be adjudged to be liable for willful misconduct in the performance of duty and to such matters as shall be settled by agreement predicated on the existence of such liability. In addition, the Registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 16. Exhibits

     Exhibits required to be filed with this Registration
Statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on April 10, 1997.

(REGISTRANT)                     South Carolina Electric & Gas Company

By:                              s/J. L. Skolds
(Name & Title):                  J. L. Skolds, President and Chief Operating
                                 Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

 (i) Principal executive officer:
By:                              s/W. B. Timmerman
(Name & Title):                  W. B. Timmerman, Chairman of the Board
                                 and Chief Executive Officer
Date:                            April 10, 1997

 (ii) Principal financial officer:

By:                              s/K. B. Marsh
(Name & Title):                  K. B. Marsh, Vice President and Chief
                                 Financial Officer
Date:                            April 10, 1997


 (iii) Principal accounting officer:

By:                              s/J. E. Addison
(Name & Title):                  J. E. Addison, Vice President & Controller
Date:                            April 10, 1997

 (iv) Other Directors:

* B. L. Amick; W. B. Bookhart, Jr.; W. T. Cassels, Jr.; H. M. Chapman;
J. B. Edwards; Elaine T. Freeman; B. A. Hagood; W. H. Hipp; F. C. McMaster; Henry Ponder; J. B. Rhodes

* Signed on behalf of each of these persons:


   s/K. B. Marsh
    (K. B. Marsh)
   (Attorney-in-Fact)

     Directors who did not sign:   None

                 SOUTH CAROLINA ELECTRIC & GAS COMPANY
                             EXHIBIT INDEX


                                                                 Sequentially
                                                                   Numbered
Number                                                              Pages
    1. Underwriting Agreement
        Form of Underwriting Agreement relating to the New
        Preferred Stock (Filed herewith)...........................   #

    2. Plan of Acquisition, Reorganization, Arrangement,
        Liquidation or Succession
        Not Applicable

    3. Articles of Incorporation and By-Laws
       A. Restated Articles of Incorporation of the
          Company as adopted on December 15, 1993
          (Exhibit 3-A to Form 10-Q for the quarter
          ended June 30, 1994, File No. 1-3375)....................   #
       B. Articles of Amendment, dated June 7, 1994,
          filed June 9, 1994 (Exhibit 3-B to Form 10-Q
          for the quarter ended June 30, 1994, File No. 1-3375)....   #
       C. Articles of Amendment, dated November 9, 1994
          (Exhibit 3-C to Form 10-K for the year ended
          December 31, 1994, File No. 1-3375)......................   #
       D. Articles of Amendment, dated December 9, 1994
          (Exhibit 3-D to Form 10-K for the year ended
          December 31, 1994, File No. 1-3375)......................   #
       E. Articles of Correction, dated January 17, 1995
          (Exhibit 3-E to Form 10-K for the year ended
          December 31, 1994, File No. 1-3375)......................   #
       F. Articles of Amendment, dated January 13, 1995
          and filed January 17, 1995 (Exhibit 3-F to
          Form 10-K for the year ended December 31, 1994,
          File No. 1-3375).........................................   #
       G. Articles of Amendment dated March 31, 1995
          (Exhibit 3-G to Form 10-Q for the quarter
          ended March 31, 1995, File No. 1-3375)...................   #
       H. Articles of Correction - Amendment to Statement
          filed March 31, 1995, dated December 13, 1995
          (Exhibit 3-H to Form 10-K for the year ended
          December 31, 1996, File No. 1-3375)......................   #
       I. Articles of Amendment dated December 13, 1995
          (Exhibit 3-I to Form 10-K for the year ended
          December 31, 1996, File No. 1-3375)......................   #
       J. Articles of Amendment dated February 21, 1997
          (Exhibit 3-J to Form 10-K for the year ended
          December 31, 1996, File No. 1-3375)......................   #
       K. Copy of By-Laws of the Company as revised and
          amended thru June 18, 1996 (Exhibit 3-K to
          Form 10-k for the year ended December 31, 1996
          File No. 1-3375).........................................   #
       L. Form of Articles of Amendment (Filed herewith)...........  37

    4. Instruments Defining the Rights of Security
       Holders, Including Indentures
       A. Indenture dated as of January 1, 1945, from the
          South Carolina Power Company (the "Power Company")
          to Central Hanover Bank and Trust Company, as
          Trustee, as supplemented by three Supplemental
          Indentures dated respectively as of May 1, 1946,
          May 1, 1947 and July 1, 1949 (Exhibit 2-B to
          Registration No. 2-26459)................................   #

# Incorporated herein by reference as indicated.

                  SOUTH CAROLINA ELECTRIC & GAS COMPANY

                                                                  Sequentially
                                                                    Numbered
    Number                                                           Pages
4. (continued)
       B. Fourth Supplemental Indenture dated as of April 1,
          1950, to Indenture referred to in Exhibit 4A,
          pursuant to which the Company assumed said
          Indenture (Exhibit 2-C to Registration No. 2-26459)......   #
       C. Fifth through Fifty-second Supplemental Indentures
          to Indenture referred to in Exhibit 4A dated as
          of the dates indicated below and filed as
          exhibits to the Registration Statements and
          1934 Act reports whose file numbers are set
          forth below..............................................   #

          December 1, 1950   Exhibit 2-D to Registration No. 2-26459
          July 1, 1951       Exhibit 2-E to Registration No. 2-26459
          June 1, 1953       Exhibit 2-F to Registration No. 2-26459
          June 1, 1955       Exhibit 2-G to Registration No. 2-26459
          November 1, 1957   Exhibit 2-H to Registration No. 2-26459
          September 1, 1958 Exhibit 2-I to Registration No. 2-26459 September 1, 1960 Exhibit 2-J to Registration No. 2-26459
          June 1, 1961       Exhibit 2-K to Registration No. 2-26459
          December 1, 1965   Exhibit 2-L to Registration No. 2-26459
          June 1, 1966       Exhibit 2-M to Registration No. 2-26459
          June 1, 1967       Exhibit 2-N to Registration No. 2-29693
          September 1, 1968  Exhibit 4-O to Registration No. 2-31569
          June 1, 1969       Exhibit 4-C to Registration No. 33-38580
          December 1, 1969   Exhibit 4-Q to Registration No. 2-35388
          June 1, 1970       Exhibit 4-R to Registration No. 2-37363
          March 1, 1971      Exhibit 2-B-17 to Registration No. 2-40324
          January 1, 1972    Exhibit 4-C to Registration No. 33-38580
          July 1, 1974       Exhibit 2-A-19 to Registration No. 2-51291
          May 1, 1975        Exhibit 4-C to Registration No. 33-38580
          July 1, 1975       Exhibit 2-B-21 to Registration No. 2-53908
          February 1, 1976   Exhibit 2-B-22 to Registration No. 2-55304
          December 1, 1976   Exhibit 2-B-23 to Registration No. 2-57936
          March 1, 1977      Exhibit 2-B-24 to Registration No. 2-58662
          May 1, 1977        Exhibit 4-C to Registration No. 33-38580
          February 1, 1978   Exhibit 4-C to Registration No. 33-38580
          June 1, 1978       Exhibit 2-A-3 to Registration No. 2-61653
          April 1, 1979      Exhibit 4-C to Registration No. 33-38580
          June 1, 1979       Exhibit 4-C to Registration No. 33-38580
          April 1, 1980      Exhibit 4-C to Registration No. 33-38580
          June 1, 1980       Exhibit 4-C to Registration No. 33-38580
          December 1, 1980   Exhibit 4-C to Registration No. 33-38580
          April 1, 1981      Exhibit 4-D to Registration No. 33-49421
          June 1, 1981       Exhibit 4-D to Registration No. 2-73321
          March 1, 1982      Exhibit 4-D to Registration No. 33-49421
          April 15, 1982     Exhibit 4-D to Registration No. 33-49421
          May 1, 1982        Exhibit 4-D to Registration No. 33-49421
          December 1, 1984   Exhibit 4-D to Registration No. 33-49421
          December 1, 1985   Exhibit 4-D to Registration No. 33-49421
          June 1, 1986       Exhibit 4-D to Registration No. 33-49421
          February 1, 1987   Exhibit 4-D to Registration No. 33-49421
          September 1, 1987  Exhibit 4-D to Registration No. 33-49421
          January 1, 1989    Exhibit 4-D to Registration No. 33-49421
          January 1, 1991    Exhibit 4-D to Registration No. 33-49421
          February 1, 1991   Exhibit 4-D to Registration No. 33-49421
          July 15, 1991      Exhibit 4-D to Registration No. 33-49421

# Incorporated herein by reference as indicated.

                  SOUTH CAROLINA ELECTRIC & GAS COMPANY

                                                                  Sequentially
                                                                    Numbered
    Number                                                           Pages
4. (continued)
          August 15, 1991    Exhibit 4-D to Registration No. 33-49421
          April 1, 1993      Exhibit 4-E to Registration No. 33-49421
          July 1, 1993       Exhibit 4-D to Registration No. 33-57955
      D.  Indenture dated as of April 1, 1993 from South Carolina
          Electric & Gas Company to NationsBank of Georgia, National Association (Filed as Exhibit 4-F to Registration
          Statement No. 33-49421).........................................   #
      E.  First Supplemental Indenture to Indenture referred to
          in 4-D dated as of June 1, 1993 (Filed as Exhibit 4-G
          to Registration Statement No. 33-49421).........................   #
      F.  Second Supplemental Indenture to Indenture referred to in 4-D dated as of June 15, 1993 (Filed as Exhibit 4-G
          to Registration Statement No. 33-57955).........................   #


   5.  Opinion re legality
       Opinion of H. T. Arthur, Esq. (Filed herewith).....................  37

   8.  Opinion re Tax Matters
       Not Applicable

  12.  Statements re Computation of Ratios (Filed herewith)...............  38

  15.  Letter re Unaudited Interim Financial Information
        Not Applicable

  23.  Consents of Experts and Counsel
       A. Consent of Deloitte & Touche LLP (Filed herewith)...............  39
       B. Consent of H. T. Arthur, Esq. is contained in his opinion filed as Exhibit 5.

  24.  Power of Attorney
        (Filed herewith)..................................................  40

  25.  Statement of Eligibility of Trustee
        Not Applicable

  26.  Invitations for Competitive Bids
        Not Applicable

  27.  Financial Data Schedule
        Not Applicable

  99.  Additional Exhibits


15